EXHIBIT 99.1

NEWS RELEASE

SUMMA ANNOUNCES AGREEMENT TO SELL EXCESS REAL ESTATE

June 28, 2005

Torrance, California

Summa Industries (NasdaqNM:SUMX) announces that it has entered into an agreement to sell a factory site in Orange County, California to a real estate developer for $4.8 million.  The net gain to the Company is anticipated to be approximately $2.7 million, or about $.65 per share.

The transaction, which is subject to numerous contingencies, including governmental approvals and rezoning for residential use, is scheduled to close in the first quarter of fiscal 2006.  The property is currently leased to a third party who has agreed to an early lease termination.  Because of the contingencies, the sale may be delayed or cancelled.

In December 2004, Summa announced plans to divest several parcels of real estate which have or will become excess, primarily as a result of consolidation and restructuring initiatives.  Summa estimated that the sales could result in a book gain of $5 to $9 million and generate cash, net of taxes, of $9 to $14 million.  The parcels have been offered for sale separately and the timing of each sale is uncertain.  All of the properties are zoned for industrial use.  Some of the properties may have greater value if they can be rezoned for residential or other use.  While rezoning may increase the value, the sale process would likely be extended.  In January 2005, one of three plants in Bensenville, Illinois was sold for $1.0 million, generating a pre-tax gain of $0.1 million, while the other two remain for sale.  The effort to sell a lake-front parcel in Michigan has so far been unsuccessful.

Statements in this news release which relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor.  These forward-looking statements include, but are not limited to, statements regarding the plans of the Company to sell real estate and expected values to be realized from such sales.  Actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to the inability of the Company to divest one or more parcels of real estate, the inability of the Company to complete its consolidation plans, the discovery of unanticipated contingencies, unforeseen changes in financial markets or real estate markets and other risks and uncertainties described in detail under “Risk Factors” in Summa’s Annual Report on Form 10-K for the fiscal year ended August 31, 2004.

For further information, contact James R. Swartwout, (310) 792-7024; fax (310) 792-7079; ir@summaindustries.com; or www.summaindustries.com.